Exhibit 3.2

BY-LAWS

OF

BANCPLUS CORPORATION

ARTICLE I.

NAME, REGISTERED OFFICE AND REGISTERED AGENT

Section 1.    Name. The name of this corporation is BANCPLUS CORPORATION.

Section 2.    Registered Office and Registered Agent. The address of the registered office of this corporation is 1068 Highland Colony Parkway, Ridgeland, Mississippi, 39157. The name of the registered agent of this corporation at that address is William A. Ray.

The registered office of this corporation is required by the Mississippi Business Corporation Act (the “MBCA”) to be maintained in the State of Mississippi may be, but need not be, identical with the principal office in the State of Mississippi, and the registered agent and the address of the registered office may be changed from time to time by the Board of Directors.

ARTICLE II.

SEAL AND FISCAL YEAR

Section 1.    Seal. The seal of this corporation shall have inscribed on it the name of this corporation and the words “Corporate Seal - Mississippi”.

Section 2.    Fiscal Year. The corporate year shall begin January 1 and end December 31 of each year.

ARTICLE III.

SHAREHOLDERS’ MEETINGS

Section 1.    Place of Meeting. Meetings of the shareholders shall be held at the registered office of the corporation, at any other place (within or without of the State of Mississippi), or solely by means of remote communication in the manner authorized by applicable law, as the Board of Directors or shareholders may from time to time select. If authorized by the Board of Directors, shareholders not physically present at a shareholders’ meeting may be deemed present, participate in, and vote at the meeting by means of remote communication, subject to any guidelines and procedures adopted by the Board of Directors. At any meeting in which shareholders can participate by means of remote communication, the corporation shall implement reasonable measures to:

(a)     verify that each person participating remotely is a shareholder; and

(b)     provide such shareholders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the shareholders, including an opportunity to communicate, and to read or hear the proceedings of the meeting, substantially concurrently with such proceedings.

Section 2.    Annual Meeting. An annual meeting of the shareholders shall be held on the third Thursday in March of each year, and each year thereafter if not a legal holiday, but if such date shall be a legal holiday, then on the next secular day following that is not a legal holiday, at such time as the Board of Directors shall designate in the Notice of Annual Meeting, and the shareholders shall elect a Board of Directors and transact other business; provided, however that the Board of Directors shall have the right to set a different date and/or time of said annual meeting if, in their sole opinion, the best interest of the corporation shall be served thereby. If an annual meeting has not been called and held within six months after the time designated for it, any shareholder may call it.

Section 3.    Special Meeting. Except as otherwise provided in the Articles of Incorporation or required by law, special meetings of the shareholders may be called at any time for any purpose or purposes only by the Chairman of the Board of Directors, the Chief Executive Officer of the corporation, or by a majority of the Board of Directors.

Section 4.    Notice of Meeting. A written or printed notice of each shareholders’ meeting, stating the place, day and hour of the meeting, and in case of a special meeting, the purpose or purposes of the meeting, shall be given by the Secretary of the corporation or by the person authorized to call the meeting, to each shareholder of record entitled to vote at the meeting. This notice shall be sent at least ten days before the date named for the meeting to each shareholder by United States mail or by telegram, charges prepaid, to his address appearing on the books of the corporation. In the case of any special meeting of shareholders, no business other than that stated on the notice of such special meeting (or any amendment or supplement thereto) shall be transacted at the special meeting.

Section 5.    Waiver of Notice. A shareholder, either before or after a shareholders’ meeting, may waive notice of the meeting; and his waiver shall be deemed the equivalent of giving notice. Attendance at a shareholders’ meeting, either in person or by proxy, including by means of remote communication, if authorized by the Board of Directors, of a person entitled to notice shall constitute a waiver of notice of the meeting unless he attends for the express purpose of objecting to the transaction of business on the ground that the meeting was not lawfully called or convened.

Section 6.    Advance Notice. At any meeting of shareholders, only such business shall be conducted (except for the election of directors in accordance with the procedures below in Section 2 of Article V of these By-Laws), as shall have been brought before the meeting (i) pursuant to the corporation’s notice of meeting (or any supplement thereto); (ii) by or at the direction of the Board of Directors or any committee thereof; or (iii) by any shareholder of the Corporation who was a shareholder of record of the corporation at the time the shareholder’s notice provided for in this Section 6 is received by the corporation in accordance with the terms of this Section 6, who is entitled to vote at the meeting, and who complies with the notice procedures set forth in this Section 6. Except for proposals properly made in accordance with Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and included in the corporation’s notice of meeting (and therefore included in the business of meeting pursuant to the foregoing clause (i)), the foregoing clause (iii) shall be the exclusive means for a shareholder to propose business to be brought before an annual or special meeting of shareholders.

In addition to any other applicable requirements, for business to be properly brought before an annual or special meeting by a shareholder, such shareholder must have given timely notice thereof in proper written form to the Secretary of the corporation (the “Secretary”). To be timely, a shareholder’s notice to the Secretary must be delivered to, or be mailed and received at, the principal executive offices of the corporation (a) in the case of an annual meeting, not less than ninety (90) days nor more than one hundred twenty (120) days prior to the anniversary date of the immediately preceding annual meeting; provided, however, that in the event that the annual meeting is called for a date that is not within twenty-five (25)

days before or after such anniversary date, notice by the shareholder in order to be timely must be so received not later than the close of business on the tenth (10th) day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made, whichever first occurs; and (b) in the case of a special meeting, no later than the close of business on the tenth (10th) day following the day on which notice of the date of the special meeting was mailed or public disclosure of the date of the special meeting was made, whichever first occurs. In no event shall the adjournment or postponement of an annual meeting or special meeting, or the public announcement of such an adjournment or postponement, commence a new time period (or extend any time period) for the giving of a shareholder’s notice as described above. For business to be properly brought before an annual meeting or special meeting by a shareholder pursuant to the foregoing clause (iii), such shareholder’s notice shall contain the following information to the extent known to the notifying shareholder:

(a)    as to each matter the shareholder proposes to bring before the annual or special meeting, a brief description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event such business includes a proposal to amend the By-laws, the language of the proposed amendment) and the reasons for conducting such business at the meeting;

(b)    the name and address, as they appear on the corporation’s books, of the shareholder proposing such business and the Shareholder Associated Person (as defined below), if any, on whose behalf the proposal is made;

(c)    the class, series and number of shares of the corporation which are directly or indirectly owned beneficially or of record by the shareholder, and a Shareholder Associated Person, if any;

(d)    any material interest of the shareholder and Shareholder Associated Person, if any, in such business;

(e)    a description of any agreement, arrangement or understanding with respect to the proposal between or among such shareholder and such Shareholder Associated Person, if any;

(f)    a description of any proxy, contract, arrangement, understanding, or relationship pursuant to which such shareholder or such Shareholder Associated Person, if any, has a right to vote, directly or indirectly, any stock of the corporation or pursuant to which any other person has the right to vote, directly or indirectly, any stock owned by such shareholder or Shareholder Associated Person, if any;

(g)    a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, warrants, stock appreciation or similar rights, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of the shareholder’s notice by, or on behalf of, such shareholder and such Shareholder Associated Person, if any, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, such shareholder and such Shareholder Associated Person, if any, with respect to shares of stock of the corporation;

(h)    a representation that the shareholder is a holder of record of stock of the corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business; and

(i)    a representation that the shareholder or Shareholder Associated Person, if any, intends, or is part of a group which intends (i) to deliver a proxy statement and/or form of proxy to holders of record of at least the percentage of the Corporation’s outstanding capital stock required to approve or adopt the proposal and/or (ii) otherwise to solicit proxies from shareholders in support of such proposal.

For purposes of this Section 6, the term “Shareholder Associated Person” of any shareholder shall mean (i) any person controlling, directly or indirectly, or acting in concert with, such shareholder, (ii) any beneficial owner of shares of stock of the corporation owned of record or beneficially by such shareholder, (iii) any person controlling, controlled by or under common control with such Shareholder Associated Person, and (iv) any person acting in concert with any of the foregoing.

The presiding officer of the annual meeting or special meeting shall, if the facts warrant, determine and declare to the meeting that business was not properly brought before the meeting and in accordance with the provisions of these By-laws, and if he or she should so determine, he or she shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted. Notwithstanding the foregoing provisions of this Section 6, unless otherwise required by law or otherwise determined by the presiding officer of the annual or special meeting, if the shareholder does not appear in person or by means of remote communicationor is not represented by proxy at the annual meeting or special meeting to present the proposed business, such proposed business shall not be transacted.

Section 7.    Voting. Subject to the provisions of the law of the State of Mississippi and the terms of any one or more classes or series of preferred stock then outstanding, each holder of voting capital stock in this corporation shall be entitled at each shareholders’ meeting to one vote for every share of stock standing in his name on the books of the corporation; but, transferees of shares that are transferred on the books of the corporation within ten days next preceding the date set for a meeting shall not be entitled to notice of, or to vote at, the meeting. Such votes may be cast in person or by proxy as provided in Section 8 of Article III of these By-Laws. Elections of directors need not be by written ballot.

Section 8.    Proxies. A shareholder entitled to vote may vote in person, including by means of remote communications, or by proxy executed in writing by the shareholder or by his attorney in fact. A proxy shall not be valid after eleven months from the date of its execution unless a longer period is expressly stated in the proxy.

Section 9.    Quorum. The presence, in person or by proxy, including by means of remote communication, of the holders of one-half or more of the shares outstanding and entitled to vote shall constitute a quorum at a meeting of shareholders; at a duly organized meeting, shareholders present can continue to do business until adjournment even though enough shareholders withdraw to leave less than a quorum.

Section 10.    Adjournments. Any meeting of shareholders may be adjourned. Notice of the adjourned meeting or of the business to be transacted there, other than by adjournment at the meeting in which the adjournment is taken, shall not be necessary. At an adjourned meeting at which a quorum is present or represented, any business may be transacted which could have been transacted at the meeting originally called.

Section 11.    Informal Action by Shareholders. Any action that may be taken at a meeting of shareholders may be taken without a meeting if a consent in writing setting forth the action shall be signed by all of the shareholders entitled to vote on the action and shall be filed with the Secretary of the corporation. This consent shall have the same effect as a unanimous vote at a shareholders’ meeting.

ARTICLE IV.

SHAREHOLDER ACTIONS

Section 1.    Designation of Venue. Unless the corporation consents in writing to the selection of an alternative forum, the Madison County Chancery Court of the State of Mississippi shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the corporation to the corporation or the corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Mississippi Business Corporation Act, or (iv) any action asserting a claim governed by the internal affairs doctrine. The foregoing exclusive forum provision of this Section IV.1 shall not apply to any action brought to enforce any liability or duty created by the Securities Exchange Act of 1934, as amended, the Securities Act of 1933, as amended, or any other claim for which the federal courts have exclusive jurisdiction.

Section 2.    Notice. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the corporation shall be deemed to have notice of and consented to the provisions of this section of the corporation’s By-Laws.

ARTICLE V.

THE BOARD OF DIRECTORS

Section 1.    Number, Qualification and Term of Office. The business and affairs of the corporation shall be managed by, or under the direction of, a Board of Directors of not less than three (3) nor more than twenty (20) directors as shall be elected each year at the annual meeting of shareholders by a majority of the votes cast by those shareholders present and voting, whether in person or by proxy. Provided, however, that the Board of Directors may, by majority vote, during the interim between annual meetings of shareholders, increase the number of directors by not more than two (2), but in no event shall the total number of directors exceed twenty (20). Should the Board of Directors exercise its right to increase the number of directors during the interim between annual meetings of shareholders, the Board of Directors, by majority vote, shall appoint qualified persons to serve as such additional directors until the next annual meeting of shareholders. The vacancy on the Board of Directors thus created shall be filled in accordance with Section 5 of Article V of these By-Laws. At the annual meeting of shareholders, the shareholders shall, immediately following the determination of the number of directors by the Board of Directors, elect directors. Each director, except one appointed to fill a vacancy, shall be elected to serve until expiration of the term for which he is elected and until his successor shall be elected and shall qualify, or until the director’s earlier death, resignation or removal. Commencing at the 2016 Annual Meeting of Shareholders, no person shall be eligible to stand for election to the Board of Directors if he/she shall have attained the age of 75 years at date of election, provided, however, that a director having attained age 75 (1) who remains engaged in a business other than the Corporation may certify such engagement in business and request to be nominated to stand for re-election upon a majority vote of the Board of Directors, with the interested director abstaining or (2) who directly, or indirectly through family, owns or controls more than 5% or more of the outstanding shares of the Corporation may certify such ownership and request to be nominated to be nominated to stand for re-election upon a majority vote of the Board of Directors, with the interested director abstaining.

Section 2.    Powers. All of the corporate powers shall be vested in, and the business and affairs of the corporation shall be managed by, a Board of Directors, except as may be otherwise provided by law or the Articles of Incorporation. The Board of Directors may exercise all such powers of the corporation and do all such lawful acts and things which are not by law, the Articles of Incorporation or these By-laws directed or required to be done by the shareholders.

Section 3.    Nominations. Nominations for election to the Board of Directors made on behalf of management of the corporation shall be made by the Board of Directors.

Nominations for election to the Board of Directors other than those made on behalf of management of the corporation shall be made by notice in writing and shall be delivered or mailed to the Chairman of the Board of the corporation at least twenty (20) days prior to any meeting of shareholders called for election of directors. Such notification shall contain the following information to the extent known to the notifying shareholder:

(a)	The name and address of each proposed nominee;

(b)	The principal occupation of each proposed nominee;

(c)	The total number of shares of common capital stock of the corporation that will be voted for each proposed nominee;

(d)	The name and address of the notifying shareholder; and

(e)	The number of shares of the common capital stock of the corporation owned by the notifying shareholder.

Nominations not made in accordance herewith may be disregarded by the Chairman of the meeting, in his discretion, and upon his instruction the vote tellers may disregard all votes cast for each such nominee.

Section 4.    Classes. Except as otherwise provided in the Articles of Incorporation or these By-laws, the Board of Directors, subject to the terms of any one or more classes or series of preferred stock , shall be divided, with respect to the time during which they shall hold office, into three classes as nearly equal in number as possible, with the initial term of office of Class I directors expiring at the annual meeting of shareholders to be held in 2020, of Class II directors expiring at the next succeeding annual meeting of shareholders and of Class III directors expiring at the second succeeding annual meeting of shareholders, with each director to hold office until his or her successor has been elected and qualified, or until his or her earlier death, resignation or removal. At each subsequent annual meeting of shareholders, directors chosen to succeed those whose terms then expire shall be elected to hold office for a term expiring at the annual meeting of shareholders held in the third year following the year of each such director’s election and until his or her successor has been elected and qualified, or until his or her earlier death, resignation, retirement, disqualification or removal. If the Board of Directors shall appoint any director to fill a vacancy on the Board of Directors, whether resulting from an increase in the number of directors or otherwise, or if the shareholders shall elect a director to fill an open seat not previously assigned to a class, such director shall be assigned to a class by the Board of Directors so that all classes of directors shall be as nearly equal in number as possible, and such director’s term shall expire at the succeeding annual meeting at which the terms of the other directors in that class expire. In the event of a decrease in the number of directors, the Board of Directors may reassign the remaining directors to classes so that all classes of directors shall be as nearly equal in number as possible.

Section 5.    Vacancies. Subject to the provisions of the Articles of Incorporation and the terms of any one or more classes or series of preferred stock then outstanding, vacancies on the Board of Directors caused by an increase in the number of directors, a director’s removal, resignation, death or failure to qualify, as defined in Section 7 of Article V of these By-Laws, or any other cause, shall be filled by the affirmative vote of a majority of the remaining members of the Board, though less than a quorum, including by a sole remaining director. In the case of a vacancy caused by an increase in the number of directors of any class, any director so elected to that class shall hold office for a term that shall coincide with the remaining term of that class. Any director so elected to fill a vacancy not resulting from an increase in the number of directors shall hold office for a term that shall coincide with the remaining term as that of his or her predecessor.

Section 6.    Compensation. By resolution of the Board of Directors, each director may be paid his expenses, if any, of attending meetings of the Board of Directors and may be paid a stated salary as director or a fixed sum for attendance at each meeting of the Board of Directors, or both. No such payment shall preclude any director from serving the corporation in any other capacity and receiving compensation therefor.

Section 7.    Suspension or Removal. Subject to the provisions of the terms of any one or more classes or series of preferred stock then outstanding, at a meeting of shareholders called for that purpose, the entire Board of Directors or any individual director may be removed only for cause by the vote of a majority of the shares entitled to vote at an election of directors. At a meeting of the Board of Directors, any individual director may be suspended from office for failure to qualify by vote of a simple majority of the Board of Directors. Failure to qualify shall be interpreted as meaning: (1) a determination by a two-thirds (2/3) majority of the Board of Directors, after a ten (10) days’ notice and hearing, that a director has committed any violation of law, rule or regulation or has engaged or participated in any unsafe or unsound practice in connection with the corporation or has engaged in any act, omission, or practice which constitutes a breach of his fiduciary duty and as a result thereof, the corporation has suffered or will probably suffer substantial financial loss or other damage or that the interests of its depositors could be seriously prejudiced by reason of such violation or practice or breach of fiduciary duty or such director has received financial gain by reason of such violation or practice or breach of fiduciary duty and that such violation or practice or breach of fiduciary duty is one involving personal dishonesty on the part of such director or one which demonstrates a willful or continuing disregard for the safety or soundness of the corporation, (2) the filing of charges in any information, indictment, or complaint authorized by a United States attorney, district attorney, or county attorney, with the commission of or participation in a crime involving dishonesty or breach of trust which is punishable by imprisonment for a term exceeding one year under State or Federal law, or (3) absence from three consecutive board meetings without excuse, provided, however, after three consecutive absences with a medical excuse, a director shall be moved to advisory director status until reappointed by the Board. Upon such written determination containing a statement constituting grounds therefor by the Board as described under (1) above, the director subject to the determination shall be immediately suspended; provided, however, such director may request, and shall be so granted, the right to a special shareholders’ meeting to vote upon the suspension in light of the matter in question and during the pendency of the shareholders’ meeting, shall be suspended and prohibited from further participation in any manner in the conduct of the affairs of the corporation pending the outcome of the shareholders’ vote. Upon the filing of charges as described under (2) above, such director shall be suspended and prohibited from further participation in any manner in the conduct of the affairs of the corporation. Such suspension shall remain in effect until such information, indictment, or complaint is finally disposed of and not subject to further appellate review. If disposed of in favor of the director, said director may be reinstated; if a judgment of conviction is rendered against said director, such director shall the Board of Directors may call a special shareholders’ meeting to vote upon the director’s removal.

ARTICLE VI.

MEETINGS OF THE BOARD

Section 1.    Place of Meetings. The meetings of the Board of Directors may be held at the registered office of the corporation or subject to Section 2 of Article VI of these By-Laws, or at any place within or without of the State of Mississippi that a majority of the Board of Directors may from time to time by resolution appoint.

Section 2.    Annual Meeting. The Board of Directors shall meet each year immediately after the annual meeting of the shareholders at the place that meeting has been held, to elect officers and consider other business.

Section 3.    Special Meetings. Special meetings of the Board of Directors may be called at any time by the President or by any two members of the Board.

Section 4.    Notice of Meeting. Notice of the annual meeting of the Board of Directors need not be given. Written notice of each special meeting, setting forth the time and place of the meeting, shall be given to each director at least twenty-four (24) hours before the meeting. This notice may be given either personally, or by sending a copy of the notice through the United States mail or by telegram, charges prepaid, to the address of each director appearing on the books of the corporation.

Section 5.    Waiver of Notice. A director may waive in writing notice of a special meeting of the Board either before or after the meeting; and his waiver shall be deemed the equivalent of giving notice. Attendance of a director at a meeting shall constitute waiver of notice of that meeting unless he attends for the express purpose of objecting to the transaction of business because the meeting has not been lawfully called or convened.

Section 6.    Quorum. At meetings of the Board of Directors a majority of the directors in office shall be necessary to constitute a quorum for the transaction of business. If a quorum is present, the acts of a majority of the directors in attendance shall be the acts of the Board.

Section 7.    Adjournment. A meeting of the Board of Directors may be adjourned. Notice of the adjourned meeting or of the business to be transacted there, other than by announcement at the meeting at which the adjournment is taken, shall not be necessary. At an adjourned meeting at which a quorum is present, any business may be transacted which could have been transacted at the meeting originally called.

Section 8.    Informal Action. If all the directors severally or collectively consent in writing to any action taken or to be taken by the corporation and the writing or writings evidencing their consent are filed with the Secretary of the corporation, the action shall be valid as though it had been authorized at a meeting of the Board.

ARTICLE VII.

OFFICERS, AGENTS AND EMPLOYEES

Section 1.    Officers. The executive officers of the corporation shall be chosen by the Board of Directors and shall consist of a Chairman of the Board, President, and Secretary/Treasurer. Other officers, assistant officers, agents and employees that the Board of Directors from time to time may deem necessary may be elected by the Board or appointed in a manner prescribed by the Board.

Two or more offices may be held by the same person except that one person shall not at the same time hold the offices of President and Secretary. Officers shall hold office until their successors are chosen and have qualified, unless they are sooner removed from office as provided in these by-laws.

Section 2.    Vacancies. When a vacancy occurs in one of the executive offices by death, resignation or otherwise, it shall be filled by the Board of Directors. The officer so selected shall hold office until his successor is chosen and qualified.

Section 3.    Salaries. The Board of Directors shall fix the salaries of the officers of the corporation. The salaries of other agents and employees of the corporation may be fixed by the Board of Directors or by an officer to whom that function has been delegated by the Board.

Section 4.    Removal of Officers and Agents. An officer or agent of the corporation may be removed by a majority vote of the Board of Directors whenever in their judgment the best interest of the corporation will be served by the removal. The removal shall be without prejudice to the contract rights, if any, of the person so removed.

Section 5.    Chairman of the Board: Powers and Duties. The Chairman of the Board shall, if present, preside at all meetings of the Board of Directors and exercise and perform such other powers and duties as may be from time to time assigned to him by the Board of Directors.

Section 6.    President: Powers and Duties. The President shall be the chief executive officer of the corporation and shall have general supervision of the business of the corporation. The President shall preside at all meetings of the stockholders and directors and discharge the duties of a presiding officer, shall present at each annual meeting of the shareholders a report of the business of the corporation for the preceding fiscal year, and shall perform whatever other duties the Board of Directors may from time to time prescribe.

Section 7.    Secretary: Powers and Duties. The Secretary shall attend all meetings of the directors and the shareholders and shall keep or cause to be kept a true and complete record of the proceedings of these meetings. He shall keep the corporate seal of the corporation and when directed by the Board of Directors, shall affix it to any instruments requiring it. He shall give, or cause to be given, notice of all meetings of the directors or of the shareholders and shall perform whatever additional duties the Board of Directors and the President may from time to time prescribe.

Section 8.    Treasurer: Powers and Duties. The Treasurer shall have custody of corporate funds and securities. He shall keep full and accurate accounts of receipts and disbursements and shall deposit all corporate monies and other valuable effects in the name and to the credit of the corporation in a depository or depositories by the Board of Directors. He shall disburse the funds of the corporation and shall render to the President or the Board of Directors, whenever they may require it, an account of his transactions as Treasurer and of the financial condition of the corporation.

The Treasurer shall furnish a bond satisfactory to the Board of Directors, provided same is required by a resolution of the Board.

Section 9.    Delegation of Duties. Whenever an officer is absent or whenever for any reason the Board of Directors may deem it desirable, the Board may delegate the powers and duties of an officer to any other officer or officers or to any director or directors.

ARTICLE VIII.

SHARE CERTIFICATES AND TRANSFER OF SHARES

Section 1.    Share Certificates. The shares of capital stock may be issued in certificated or book entry form, as determined by the Board of Directors. Such share certificate or written notice of book entry representing uncertificated shares shall be in a form approved by the Board of Directors and contain such information as required by Miss. Code Ann. §79-4-6.25(b) and (c). Each share certificate or written notice shall be signed by the President and the Secretary, or any two officers otherwise designated by the Board of Directors and may be stamped with the corporate seal or a facsimile or other electronic transmission thereof, as permitted by law. The signature of any officer may be a facsimile, PDF or other electronic transmission.

Section 2.    Registered Shareholders. The corporation shall be entitled to treat the holder of record of shares as the holder in fact and, except as otherwise provided by the laws of the State of Mississippi, shall not be bound to recognize any equitable or other claim to or interest in the shares.

Section 3.    Transfer of Shares. Shares of the corporation shall only be transferred on its books (1) if certificate(s), upon the surrender to the corporation of the share certificate(s) duly endorsed or accompanied by proper evidence of succession, assignment or authority to transfer or, (2) if uncertificated, upon receipt of proper transfer instructions from the registered owner of the uncertificated shares or accompanied by proper evidence of succession, assignment or authority to transfer. In that event, the surrendered shares and certificates, if applicable, shall be cancelled, and issuance of new equivalent shares, either certificated or uncertificated, shall be made to the person entitled thereto, and the transaction recorded on the books of the corporation. Each written notice of stock issued by this corporation shall have typed thereon: “Transfer is subject to terms and provisions of By-Laws on file with the Secretary of this corporation.”

Section 4.    Lost Certificates. The Board of Directors may direct a new certificate or written notice of book entry to be issued in place of a certificate alleged to have been destroyed or lost if the owner makes an affidavit that it is destroyed or lost. The Board, in its discretion, may as a condition precedent to issuing the new certificate or written notice of book entry, require the owner to give the corporation a bond as indemnity against any claim that may be made against the corporation on the certificate allegedly destroyed or lost.

ARTICLE IX.

MISCELLANEOUS CORPORATE ACTS

Section 1.    Execution of Written Instruments. Contracts, deeds, documents, and instruments shall be executed by the President or the Vice President under the seal of the corporation affixed and attested by the Secretary unless the Board of Directors shall in a particular situation designate another procedure for their execution.

Section 2.    Signing of Checks and Notes. Checks, notes, drafts, and demands for money shall be signed by the officer or officers from time to time designated by the Board of Directors.

Section 3.    Loans. No loans shall be contracted on behalf of the corporation and no evidence of indebtedness shall be issued in its name unless authorized by a resolution of the Board of Directors. Such authority may be general or confined to specific instances.

Section 4.    Indemnification. No director shall be liable to the corporation or its shareholders for money damages for any action taken, or any failure to take action, as a director, except as set forth in the Articles of Incorporation. The corporation shall, to the maximum extent and in the manner permitted by law and by the Articles of Incorporation, indemnify and hold harmless any director, officer, employee or agent of the corporation or any of its subsidiaries, or is or was serving as the request of the corporation or any of its subsidiaries as a director, officer, partner, fiduciary, trustee, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against any obligation to pay a judgment, settlement, penalty, fine or reasonable expenses incurred by him in connection with the defense of any threatened, pending or completed action, suit or proceeding, whether or not by or in the right of the corporation, and whether civil, criminal, administrative, investigative or otherwise, formal or informal (a “Proceeding”), in which he is made a party by reason of being or having been such director, officer, employee or agent including, without limiting the generality thereof, expenses for attorneys’ fees, court costs, judgments, fines, penalties, amounts paid in settlement and other expenses of litigation. The corporation shall so indemnify and hold harmless any such director, officer, employee or agent, despite the fact that such person failed to meet the applicable standard of conduct set forth in the MBCA or Miss. Code Ann. § 81-5-105 (as amended) or would be disqualified for indemnification under the MBCA or Miss. Code Ann. § 81-5-105, because the director, officer, employee or agent was adjudged liable to the corporation for the reasons set forth in the Articles of Incorporation; provided a determination is made, in the manner prescribed in the Articles of Incorporation, that the acts or omissions of the director, officer, employee or agent did not constitute gross negligence or willful misconduct. In accordance with the terms of the Articles of Incorporation and the manner prescribed therein, reasonable expenses (including legal fees) incurred by the director, officer, employee or agent in defending any Proceeding shall, upon request, be paid by the corporation in advance of the final disposition of such Proceeding upon receipt of a written undertaking by or on behalf of such director, officer, employee or agent, to repay such amount if it shall ultimately be determined that the director, officer, employee or agent is not entitled to be indemnified by the corporation as authorized in this Section 4. The indemnification and advancement of expenses provided by, or granted pursuant to, this Section 4 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under the Articles of Incorporation, these By-Laws, agreement, vote of shareholders or disinterested directors or otherwise. The provisions of this Section 4 shall not be deemed to preclude the indemnification of any person who is not specified in this Section 4 but whom the corporation has the power or obligation to indemnify under the provisions of applicable law or otherwise.

ARTICLE X.

AMENDMENTS

These By-Laws may be adopted, amended, altered or repealed by (i) the Board of Directors, a majority of those present voting on the question of the amendment, repeal or adoption of By-Laws being necessary to exercise that power, or (ii) the holders of two-thirds of the outstanding shares of common stock entitled to vote in the election of directors present and voting, whether in person or by proxy, at any meeting of the shareholders: provided, however, that notice of such proposed adoption, amendment, alteration or repeal is provided to the shareholders in accordance with Section 4 and 6 of Article III of these By-laws.

ARTICLE XI

SEVERABILITY

If any provision or provisions of these By-Laws, as amended from time to time, shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever, the validity, legality and enforceability of the remaining provisions of these By-Laws, as amended from time to time, shall not in any way be affected or impaired thereby and to the fullest extent possible, the provisions of these By-Laws, as amended from time to time, shall be construed so as to permit the corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the corporation to the fullest extent authorized or permitted by law.

ADOPTED AS OF THE 11 DAY OF JUNE, 2019.